Exhibit 99.1

Pacific Premier Bancorp, Inc. Announces Second Quarter 2023 Financial Results and a Quarterly Cash Dividend of $0.33 Per Share

Second Quarter 2023 Summary

•Net income of $57.6 million, or $0.60 per diluted share
•Return on average assets of 1.09%, return on average equity of 8.11%, and return on average tangible common equity(1) of 12.66%
•Pre-provision net revenue (“PPNR”)(1) to average assets of 1.52%, annualized
•Net interest margin of 3.33%
•Cost of deposits of 1.27%, and cost of non-maturity deposits(1) of 0.71%
•Nonperforming assets to total assets of 0.08%, and net charge-offs to average loans of 0.03%
•Common equity tier 1 capital ratio of 14.34% and total risk-based capital ratio of 17.24%
•Tangible book value per share(1) of $19.79; tangible common equity ratio(1) of 9.59%
•Available liquidity of $10 billion; cash and cash equivalents increased to $1.46 billion and unused borrowing capacity of $8.53 billion at quarter end

Irvine, Calif., July 27, 2023 -- Pacific Premier Bancorp, Inc. (NASDAQ: PPBI) (the “Company” or “Pacific Premier”), the holding company of Pacific Premier Bank (the “Bank”), reported net income of $57.6 million, or $0.60 per diluted share, for the second quarter of 2023, compared with net income of $62.6 million, or $0.66 per diluted share, for the first quarter of 2023, and net income of $69.8 million, or $0.73 per diluted share, for the second quarter of 2022.

For the quarter ended June 30, 2023, the Company’s return on average assets (“ROAA”) was 1.09%, return on average equity (“ROAE”) was 8.11%, and return on average tangible common equity (“ROATCE”)(1) was 12.66%, compared to 1.15%, 8.87%, and 13.89%, respectively, for the first quarter of 2023, and 1.29%, 10.10%, and 16.07%, respectively, for the second quarter of 2022. Total assets were $20.75 billion at June 30, 2023, compared to $21.36 billion at March 31, 2023, and $21.99 billion at June 30, 2022.

Steven R. Gardner, Chairman, Chief Executive Officer, and President of the Company, commented, “We delivered solid results during a challenging second quarter. Our performance reflects our disciplined focus on prudent and proactive risk, liquidity, and capital management, as well as our commitment to expanding our long-term client relationships.

“Our track record of sound enterprise risk management, including the strategic actions we implemented during the first half of last year, has positioned us well in the face of economic uncertainty and turbulence in our industry. We are well-prepared to expand our business when compelling opportunities arise and once risk-adjusted spreads on new loans become more attractive given the dynamics of today’s interest rate environment. As always, our bankers are continuing to provide best-in-class service to our clients.

“I am proud of our team's exceptional efforts during the quarter, focusing not only on existing clients but also cultivating new banking relationships. We anticipate the ongoing uncertainty and industry challenges to continue until the Federal Reserve completes its cycle of tighter monetary policy. Our organization remains committed to providing stability for our clients, communities, and employees while delivering long-term value for our stockholders.”
(1) Reconciliations of the non–U.S. generally accepted accounting principles (“GAAP”) measures are set forth at the end of this press release.

FINANCIAL HIGHLIGHTS

	Three Months Ended
	June 30,	March 31,	June 30,
(Dollars in thousands, except per share data)	2023	2023	2022
Financial highlights (unaudited)
Net income	$57,636	$62,562	$69,803
Net interest income	160,092	168,610	172,765
Diluted earnings per share	0.60	0.66	0.73
Common equity dividend per share paid	0.33	0.33	0.33
Return on average assets	1.09%	1.15%	1.29%
Return on average equity	8.11	8.87	10.10
Return on average tangible common equity (1)	12.66	13.89	16.07
Pre-provision net revenue to average assets (1)	1.52	1.63	1.77
Net interest margin	3.33	3.44	3.49
Cost of deposits	1.27	0.94	0.06
Cost of non-maturity deposits (1)	0.71	0.54	0.04
Efficiency ratio (1)	54.1	51.7	49.0
Noninterest expense as a percent of average assets	1.91	1.87	1.83
Total assets	$20,747,883	$21,361,564	$21,993,919
Total deposits	16,539,875	17,207,810	18,084,613
Non-maturity deposits as a percent of total deposits	81.4%	82.6%	92.0%
Noninterest-bearing deposits as a percent of total deposits	35.6	36.1	38.3
Loan-to-deposit ratio	82.3	82.4	83.2
Book value per share	$29.71	$29.58	$29.01
Tangible book value per share (1)	19.79	19.61	18.86
Tangible common equity ratio	9.59%	9.20%	8.52%
Total capital ratio	17.24	16.33	14.41
______________________________
(1) Reconciliations of the non-GAAP measures are set forth at the end of this press release.

INCOME STATEMENT HIGHLIGHTS

Net Interest Income and Net Interest Margin

Net interest income totaled $160.1 million in the second quarter of 2023, a decrease of $8.5 million, or 5.1%, from the first quarter of 2023. The decrease in net interest income was primarily attributable to a higher cost of funds as a result of the current interest rate environment and lower average loans and investment securities balances, partially offset by higher yields on average interest-earning assets.

The net interest margin for the second quarter of 2023 decreased 11 basis points to 3.33%, from 3.44% in the prior quarter. The lower net interest margin was due to a higher cost of funds, partially offset by higher yields on interest-earning assets and higher loan prepayment fees.

Net interest income for the second quarter of 2023 decreased $12.7 million, or 7.3%, compared to the second quarter of 2022. The decrease was attributable to a higher cost of funds and lower average loans and investment securities balances, partially offset by higher yields on average interest-earning assets.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCES AND YIELD DATA
(Unaudited)
	Three Months Ended
	June 30, 2023			March 31, 2023			June 30, 2022
(Dollars in thousands)	Average Balance	Interest Income/Expense	Average Yield/ Cost	Average Balance	Interest Income/Expense	Average Yield/ Cost	Average Balance	Interest Income/Expense	Average Yield/ Cost
Assets
Cash and cash equivalents	$1,433,137	$16,600	4.65%	$1,335,611	$13,594	4.13%	$702,663	$1,211	0.69%
Investment securities	3,926,568	25,936	2.64	4,165,681	26,791	2.57	4,254,961	17,560	1.65
Loans receivable, net (1) (2)	13,927,145	182,852	5.27	14,394,775	180,958	5.10	14,919,182	164,455	4.42
Total interest-earning assets	$19,286,850	$225,388	4.69	$19,896,067	$221,343	4.51	$19,876,806	$183,226	3.70

Liabilities
Interest-bearing deposits	$10,797,708	$53,580	1.99%	$11,104,624	$40,234	1.47%	$10,722,522	$2,682	0.10%
Borrowings	1,131,465	11,716	4.15	1,319,114	12,499	3.83	933,417	7,779	3.34
Total interest-bearing liabilities	$11,929,173	$65,296	2.20	$12,423,738	$52,733	1.72	$11,655,939	$10,461	0.36
Noninterest-bearing deposits	$6,078,543			$6,219,818			$7,030,205
Net interest income		$160,092			$168,610			$172,765
Net interest margin (3)			3.33%			3.44%			3.49%
Cost of deposits (4)			1.27			0.94			0.06
Cost of funds (5)			1.45			1.15			0.22
Cost of non-maturity deposits (6)			0.71			0.54			0.04
Ratio of interest-earning assets to interest-bearing liabilities			161.68			160.15			170.53
_______________________________________
(1) Average balance includes loans held for sale and nonperforming loans and is net of deferred loan origination fees/costs, discounts/premiums, and the basis adjustment of certain loans included in fair value hedging relationships.
(2) Interest income includes net discount accretion of $2.9 million, $2.5 million, and $7.5 million for the three months ended June 30, 2023, March 31, 2023, and June 30, 2022, respectively.
(3) Represents annualized net interest income divided by average interest-earning assets.
(4) Represents annualized interest expense on deposits divided by the sum of average interest-bearing deposits and noninterest-bearing deposits.
(5) Represents annualized total interest expense divided by the sum of average total interest-bearing liabilities and noninterest-bearing deposits.
(6) Reconciliations of the non-GAAP measures are set forth at the end of this press release.

Provision for Credit Losses

For the second quarter of 2023, the Company recorded $1.5 million of provision expense, compared to $3.0 million for the first quarter of 2023, and $469,000 for the second quarter of 2022. The provision for credit losses was impacted by changes to the overall size, composition, asset quality trends, and unfunded commitments of the loan portfolio, as well as changes in the Company's macroeconomic forecasts. The decrease in the provision expense for loan losses in the current quarter was primarily attributable to the decrease in loans held for investment.

	Three Months Ended
	June 30,	March 31,	June 30,
(Dollars in thousands)	2023	2023	2022
Provision for credit losses
Provision for loan losses	$610	$3,021	$3,803
Provision for unfunded commitments	1,003	(189)	(3,402)
Provision for held-to-maturity securities	(114)	184	68
Total provision for credit losses	$1,499	$3,016	$469

Noninterest Income

Noninterest income for the second quarter of 2023 was $20.5 million, a decrease of $647,000 from the first quarter of 2023. The decrease was primarily due to a $1.7 million decrease in trust custodial account fees driven by annual tax fees earned during the first quarter, partially offset by a $770,000 increase in other income.

Noninterest income for the second quarter of 2023 decreased $1.7 million, compared to the second quarter of 2022. The decrease was primarily due to a $994,000 decrease in trust custodial account fees, a $903,000 decrease in escrow and exchange fees attributable to the lower transaction activity in the commercial real estate market, and a $791,000 decrease in net gain from loan sales, partially offset by an $858,000 increase in other income.

	Three Months Ended
	June 30,	March 31,	June 30,
(Dollars in thousands)	2023	2023	2022
Noninterest income
Loan servicing income	$493	$573	$502
Service charges on deposit accounts	2,670	2,629	2,690
Other service fee income	315	296	366
Debit card interchange fee income	914	803	936
Earnings on bank owned life insurance	3,487	3,374	3,240
Net gain from sales of loans	345	29	1,136
Net gain (loss) from sales of investment securities	—	138	(31)
Trust custodial account fees	9,360	11,025	10,354
Escrow and exchange fees	924	1,058	1,827
Other income	2,031	1,261	1,173
Total noninterest income	$20,539	$21,186	$22,193

Noninterest Expense

Noninterest expense totaled $100.6 million for the second quarter of 2023, a decrease of $708,000 compared to the first quarter of 2023, primarily due to an $869,000 decrease in compensation and benefits from reduced staffing levels and payroll taxes, and a $785,000 decrease in legal and professional services expenses, partially offset by a $758,000 increase in deposit expense driven by higher deposit earnings credit rates.

Noninterest expense increased by $1.7 million compared to the second quarter of 2022. The increase was primarily due to a $5.1 million increase in deposit expense driven by higher deposit earnings credit rates, partially offset by a $4.1 million decrease in compensation and benefits from reduced staffing levels.

	Three Months Ended
	June 30,	March 31,	June 30,
(Dollars in thousands)	2023	2023	2022
Noninterest expense
Compensation and benefits	$53,424	$54,293	$57,562
Premises and occupancy	11,615	11,742	11,829
Data processing	7,488	7,265	6,604
Other real estate owned operations, net	8	108	—
FDIC insurance premiums	2,357	2,425	1,452
Legal and professional services	4,716	5,501	4,629
Marketing expense	1,879	1,838	1,926
Office expense	1,280	1,232	1,252
Loan expense	567	646	1,144
Deposit expense	9,194	8,436	4,081
Amortization of intangible assets	3,055	3,171	3,479
Other expense	5,061	4,695	5,016
Total noninterest expense	$100,644	$101,352	$98,974

Income Tax

For the second quarter of 2023, income tax expense totaled $20.9 million, resulting in an effective tax rate of 26.6%, compared with income tax expense of $22.9 million and an effective tax rate of 26.8% for the first quarter of 2023, and income tax expense of $25.7 million and an effective tax rate of 26.9% for the second quarter of 2022.

BALANCE SHEET HIGHLIGHTS

Loans

Loans held for investment totaled $13.61 billion at June 30, 2023, a decrease of $561.5 million, or 4.0%, from March 31, 2023, and a decrease of $1.44 billion, or 9.6%, from June 30, 2022. The decrease from March 31, 2023 was attributable to higher loan prepayments, maturities, and loan sales. The decrease from June 30, 2022 was primarily driven by lower loan fundings due to our disciplined approach around credit risk management and lower loan demand, as well as loan sales.

During the second quarter of 2023, new loan commitments totaled $148.5 million, and loan fundings totaled $71.6 million, compared with $116.8 million in loan commitments and $66.9 million in new loan fundings for the first quarter of 2023, and $1.50 billion in loan commitments and $1.12 billion in new loan fundings for the second quarter of 2022. During the second quarter of 2023, new origination activity remained muted given the current environment compared to the production levels seen in the second quarter of 2022.

At June 30, 2023, the total loan-to-deposit ratio was 82.3%, consistent with 82.4% and 83.2% at March 31, 2023 and June 30, 2022, respectively.

The following table presents the primary loan roll-forward activities for total gross loans, including both loans held for investment and loans held for sale, during the quarters indicated:

	Three Months Ended
	June 30,	March 31,	June 30,
(Dollars in thousands)	2023	2023	2022
Beginning gross loan balance before basis adjustment	$14,223,036	$14,740,867	$14,745,401
New commitments	148,482	116,835	1,504,186
Unfunded new commitments	(76,928)	(49,891)	(382,478)
Net new fundings	71,554	66,944	1,121,708
Purchased loans	—	—	710
Amortization/maturities/payoffs	(582,948)	(519,986)	(936,893)
Net draws on existing lines of credit	36,393	(53,436)	200,255
Loan sales	(78,349)	(803)	(23,698)
Charge-offs	(3,986)	(3,664)	(5,831)
Transferred to other real estate owned	(104)	(6,886)	—
Net (decrease) increase	(557,440)	(517,831)	356,251
Ending gross loan balance before basis adjustment	$13,665,596	$14,223,036	$15,101,652
Basis adjustment associated with fair value hedge (1)	(53,130)	(50,005)	(51,087)
Ending gross loan balance	$13,612,466	$14,173,031	$15,050,565
______________________________
(1) Represents the basis adjustment associated with the application of hedge accounting on certain loans.

The following table presents the composition of the loans held for investment as of the dates indicated:

	June 30,	March 31,	June 30,
(Dollars in thousands)	2023	2023	2022
Investor loans secured by real estate
Commercial real estate (“CRE”) non-owner-occupied	$2,571,246	$2,590,824	$2,788,715
Multifamily	5,788,030	5,955,239	6,188,086
Construction and land	428,287	420,079	331,734
SBA secured by real estate (1)	38,876	40,669	44,199
Total investor loans secured by real estate	8,826,439	9,006,811	9,352,734
Business loans secured by real estate (2)
CRE owner-occupied	2,281,721	2,342,175	2,486,747
Franchise real estate secured	318,539	371,902	387,683
SBA secured by real estate (3)	57,084	60,527	67,191
Total business loans secured by real estate	2,657,344	2,774,604	2,941,621
Commercial loans (4)
Commercial and industrial	1,744,763	1,967,128	2,295,421
Franchise non-real estate secured	351,944	388,722	415,830
SBA non-real estate secured	9,688	10,437	11,008
Total commercial loans	2,106,395	2,366,287	2,722,259
Retail loans
Single family residential (5)	70,993	70,913	77,951
Consumer	2,241	3,174	4,130
Total retail loans	73,234	74,087	82,081
Loans held for investment before basis adjustment (6)	13,663,412	14,221,789	15,098,695
Basis adjustment associated with fair value hedge (7)	(53,130)	(50,005)	(51,087)
Loans held for investment	13,610,282	14,171,784	15,047,608
Allowance for credit losses for loans held for investment	(192,333)	(195,388)	(196,075)
Loans held for investment, net	$13,417,949	$13,976,396	$14,851,533

Total unfunded loan commitments	$2,202,647	$2,413,169	$2,872,934
Loans held for sale, at lower of cost or fair value	$2,184	$1,247	$2,957
______________________________
(1) SBA loans that are collateralized by hotel/motel real property.
(2) Loans to businesses that are collateralized by real estate where the operating cash flow of the business is the primary source of repayment.
(3) SBA loans that are collateralized by real property other than hotel/motel real property.
(4) Loans to businesses where the operating cash flow of the business is the primary source of repayment.
(5) Single family residential includes home equity lines of credit, as well as second trust deeds.
(6) Includes unaccreted fair value net purchase discounts of $48.4 million, $52.2 million, and $63.6 million as of June 30, 2023, March 31, 2023, and June 30, 2022, respectively.
(7) Represents the basis adjustment associated with the application of hedge accounting on certain loans.

The total end-of-period weighted average interest rate on loans, excluding fees and discounts, at June 30, 2023 was 4.73%, compared to 4.68% at March 31, 2023, and 4.06% at June 30, 2022. The quarter-over-quarter and year-over-year increases reflect higher rates on new originations and the repricing of loans as a result of the increases in benchmark interest rates.

The following table presents the composition of loan commitments originated during the quarters indicated:

	Three Months Ended
	June 30,	March 31,	June 30,
(Dollars in thousands)	2023	2023	2022
Investor loans secured by real estate
CRE non-owner-occupied	$1,470	$1,200	$195,896
Multifamily	53,522	4,464	540,263
Construction and land	24,525	—	192,852
SBA secured by real estate (1)	—	—	4,698
Total investor loans secured by real estate	79,517	5,664	933,709
Business loans secured by real estate (2)
CRE owner-occupied	3,062	6,562	220,936
Franchise real estate secured	—	3,217	17,500
SBA secured by real estate (3)	—	497	7,033
Total business loans secured by real estate	3,062	10,276	245,469
Commercial loans (4)
Commercial and industrial	58,730	93,150	255,922
Franchise non-real estate secured	1,853	1,666	49,604
SBA non-real estate secured	1,612	720	6,419
Total commercial loans	62,195	95,536	311,945
Retail loans
Single family residential (5)	3,708	5,359	13,063
Total retail loans	3,708	5,359	13,063
Total loan commitments	$148,482	$116,835	$1,504,186
______________________________
(1) SBA loans that are collateralized by hotel/motel real property.
(2) Loans to businesses that are collateralized by real estate where the operating cash flow of the business is the primary source of repayment.
(3) SBA loans that are collateralized by real property other than hotel/motel real property.
(4) Loans to businesses where the operating cash flow of the business is the primary source of repayment.
(5) Single family residential includes home equity lines of credit, as well as second trust deeds.

The weighted average interest rate on new loan commitments was 6.72% in the second quarter of 2023, compared to 7.43% in the first quarter of 2023, and 4.11% in the second quarter of 2022. The decrease in weighted average interest rate on new loan commitments from the linked quarter was largely driven by the change in the loan commitment mix.

Asset Quality and Allowance for Credit Losses

At June 30, 2023, our allowance for credit losses (“ACL”) on loans held for investment was $192.3 million, a decrease of $3.1 million from March 31, 2023, and a decrease of $3.7 million from June 30, 2022. The slight decline in the ACL from March 31, 2023 and June 30, 2022 was commensurate with the relative decreases in loans held for investment balances.

During the second quarter of 2023, the Company incurred $3.7 million of net charge-offs, compared to $3.3 million during the first quarter of 2023, and $5.2 million during the second quarter of 2022.

The following table provides the allocation of the ACL for loans held for investment as well as the activity in the ACL attributed to various segments in the loan portfolio as of and for the period indicated:

	Three Months Ended June 30, 2023
(Dollars in thousands)	Beginning ACL Balance	Charge-offs	Recoveries	Provision for Credit Losses	Ending ACL Balance
Investor loans secured by real estate
CRE non-owner-occupied	$31,715	$(2,591)	$—	$2,421	$31,545
Multifamily	57,787	(73)	1	(2,067)	55,648
Construction and land	7,672	—	—	35	7,707
SBA secured by real estate (1)	2,291	—	—	40	2,331
Business loans secured by real estate (2)
CRE owner-occupied	29,334	(207)	12	(624)	28,515
Franchise real estate secured	7,790	—	—	(935)	6,855
SBA secured by real estate (3)	4,415	—	80	16	4,511
Commercial loans (4)
Commercial and industrial	37,659	(225)	169	1,983	39,586
Franchise non-real estate secured	15,721	—	—	(1,079)	14,642
SBA non-real estate secured	401	—	59	(61)	399
Retail loans
Single family residential (5)	392	—	—	63	455
Consumer loans	211	(890)	—	818	139
Totals	$195,388	$(3,986)	$321	$610	$192,333
______________________________
(1) SBA loans that are collateralized by hotel/motel real property.
(2) Loans to businesses that are collateralized by real estate where the operating cash flow of the business is the primary source of repayment.
(3) SBA loans that are collateralized by real property other than hotel/motel real property.
(4) Loans to businesses where the operating cash flow of the business is the primary source of repayment.
(5) Single family residential includes home equity lines of credit, as well as second trust deeds.

The ratio of allowance for credit losses to loans held for investment at June 30, 2023 increased to 1.41%, compared to 1.38% at March 31, 2023, and 1.30% at June 30, 2022. The fair value net discount on loans acquired through total bank acquisitions was $48.4 million, or 0.35% of total loans held for investment, as of June 30, 2023, compared to $52.2 million, or 0.37% of total loans held for investment, as of March 31, 2023, and $63.6 million, or 0.42% of total loans held for investment, as of June 30, 2022.

Nonperforming assets totaled $17.4 million, or 0.08% of total assets, at June 30, 2023, compared with $30.4 million, or 0.14% of total assets, at March 31, 2023, and $44.4 million, or 0.20% of total assets, at June 30, 2022. Loan delinquencies were $31.0 million, or 0.23% of loans held for investment, at June 30, 2023, compared to $20.8 million, or 0.15% of loans held for investment, at March 31, 2023, and $36.3 million, or 0.24% of loans held for investment, at June 30, 2022.

Classified loans totaled $119.9 million, or 0.88% of loans held for investment, at June 30, 2023, compared with $161.1 million, or 1.14% of loans held for investment, at March 31, 2023, and $106.2 million, or 0.71% of loans held for investment, at June 30, 2022.

The following table presents the asset quality metrics of the loan portfolio as of the dates indicated.

	June 30,	March 31,	June 30,
(Dollars in thousands)	2023	2023	2022
Asset quality
Nonperforming loans	$17,151	$24,872	$44,445
Other real estate owned	270	5,499	—
Nonperforming assets	$17,421	$30,371	$44,445

Total classified assets (1)	$120,216	$166,576	$106,153
Allowance for credit losses	192,333	195,388	196,075
Allowance for credit losses as a percent of total nonperforming loans	1,121%	786%	441%
Nonperforming loans as a percent of loans held for investment	0.13	0.18	0.30
Nonperforming assets as a percent of total assets	0.08	0.14	0.20
Classified loans to total loans held for investment	0.88	1.14	0.71
Classified assets to total assets	0.58	0.78	0.48
Net loan charge-offs for the quarter ended	$3,665	$3,284	$5,245
Net loan charge-offs for the quarter to average total loans	0.03%	0.02%	0.04%
Allowance for credit losses to loans held for investment (2)	1.41	1.38	1.30
Delinquent loans
30 - 59 days	$649	$761	$6,915
60 - 89 days	31	1,198	—
90+ days	30,271	18,884	29,360
Total delinquency	$30,951	$20,843	$36,275
Delinquency as a percentage of loans held for investment	0.23%	0.15%	0.24%
______________________________
(1) Includes substandard loans and other real estate owned.
(2) At June 30, 2023, 25% of loans held for investment include a fair value net discount of $48.4 million, or 0.35% of loans held for investment. At March 31, 2023, 26% of loans held for investment include a fair value net discount of $52.2 million, or 0.37% of loans held for investment. At June 30, 2022, 29% of loans held for investment include a fair value net discount of $63.6 million, or 0.42% of loans held for investment.

Investment Securities

At June 30, 2023, available-for-sale (“AFS”) and held-to-maturity (“HTM”) investment securities were $2.01 billion and $1.74 billion, respectively, compared to $2.11 billion and $1.75 billion, respectively, at March 31, 2023, and $2.68 billion and $1.39 billion, respectively, at June 30, 2022.

In total, investment securities were $3.75 billion at June 30, 2023, a decrease of $112.5 million from March 31, 2023, and a decrease of $320.4 million from June 30, 2022. The decrease in the second quarter of 2023 compared to the prior quarter was primarily the result of $90.9 million in principal payments, amortization, and redemptions, and an increase of $21.7 million in AFS securities mark-to-market unrealized loss.

The decrease in investment securities from June 30, 2022 was primarily the result of $535.3 million in sales, $352.7 million in principal payments, discounts from the AFS securities transferred to HTM, amortization, and redemptions, and an increase of $45.3 million in AFS securities mark-to-market unrealized loss, partially offset by $606.0 million in purchases.

Deposits

At June 30, 2023, total deposits were $16.54 billion, a decrease of $667.9 million, or 3.9%, from March 31, 2023, and a decrease of $1.54 billion, or 8.5%, from June 30, 2022.

At June 30, 2023, non-maturity deposits(1) totaled $13.46 billion, or 81.4% of total deposits, a decrease of $752.7 million, or 5.3%, from March 31, 2023, and a decrease of $3.17 billion, or 19.1%, from June 30, 2022. The decreases from prior quarters were largely driven by the industry-wide turmoil experienced in March and May 2023 and partially by clients redeploying funds into higher yielding alternatives.

At June 30, 2023, maturity deposits totaled $3.08 billion, an increase of $84.7 million, or 2.8%, from March 31, 2023, and an increase of $1.63 billion, or 111.8%, from June 30, 2022. The increase in the second quarter of 2023 compared to the prior quarter was primarily due to an increase of $108.9 million in retail certificates of deposit, partially offset by a $24.5 million decrease in brokered certificates of deposit. The increase from June 30, 2022 was primarily driven by increases in brokered and retail certificates of deposit.

The weighted average cost of total deposits for the second quarter of 2023 was 1.27%, compared to 0.94% for the first quarter of 2023, and 0.06% for the second quarter of 2022. The increases in the weighted average cost of deposits for the second quarter of 2023, compared to the first quarter of 2023 and the second quarter of 2022, were principally driven by higher pricing across deposit categories and a greater mix of maturity deposits. The weighted average cost of non-maturity deposits(1) for the second quarter of 2023 was 0.71%, compared to 0.54% for the first quarter of 2023, and 0.04% for the second quarter of 2022.

At June 30, 2023, the end-of-period weighted average rate of total deposits was 1.40%, compared to 1.15% at March 31, 2023, and 0.13% at June 30, 2022. At June 30, 2023, the end-of-period weighted average rate of non-maturity deposits was 0.78%, compared to 0.61% at March 31, 2023, and 0.06% at June 30, 2022.

______________________________
(1) Reconciliations of the non-GAAP measures are set forth at the end of this press release.

The following table presents the composition of deposits as of the dates indicated.

	June 30,	March 31,	June 30,
(Dollars in thousands)	2023	2023	2022
Deposit accounts
Noninterest-bearing checking	$5,895,975	$6,209,104	$6,934,318
Interest-bearing:
Checking	2,759,855	2,871,812	4,149,432
Money market/savings	4,801,288	5,128,857	5,545,230
Total non-maturity deposits	13,457,118	14,209,773	16,628,980
Retail certificates of deposit	1,366,071	1,257,146	855,966
Wholesale/brokered certificates of deposit	1,716,686	1,740,891	599,667
Total maturity deposits	3,082,757	2,998,037	1,455,633
Total deposits	$16,539,875	$17,207,810	$18,084,613

Cost of deposits	1.27%	0.94%	0.06%
Cost of non-maturity deposits (1)	0.71	0.54	0.04
Noninterest-bearing deposits as a percent of total deposits	35.6	36.1	38.3
Non-maturity deposits as a percent of total deposits	81.4	82.6	92.0
.

Borrowings

At June 30, 2023, total borrowings amounted to $1.13 billion, remaining flat from March 31, 2023, and an increase of $200.6 million from June 30, 2022. Total borrowings at June 30, 2023 were comprised of $800.0 million of Federal Home Loan Bank of San Francisco (“FHLB”) term advances and $331.5 million of subordinated debt. The increase in borrowings at June 30, 2023 as compared to June 30, 2022 was due to a $200.0 million increase in FHLB term advances that were utilized to manage interest rate risk and liquidity.

As of June 30, 2023, our unused borrowing capacity was $8.53 billion, which consists of available lines of credit with FHLB and other correspondent banks as well as access through the Federal Reserve Bank's discount window and the Bank Term Funding Program, neither of which were accessed during the second quarter of 2023.

Capital Ratios

At June 30, 2023, our common stockholder's equity was $2.85 billion, or 13.73% of total assets, compared with $2.83 billion, or 13.25%, at March 31, 2023, and $2.76 billion, or 12.53%, at June 30, 2022, with a book value per share of $29.71, compared with $29.58 at March 31, 2023, and $29.01 at June 30, 2022. At June 30, 2023, the ratio of tangible common equity to tangible assets(1) was 9.59%, compared with 9.20% at March 31, 2023, and 8.52% at June 30, 2022, and tangible book value per share(1) was $19.79, compared with $19.61 at March 31, 2023, and $18.86 at June 30, 2022.

______________________________
(1) Reconciliations of the non-GAAP measures are set forth at the end of this press release.

The Company implemented the current expected credit losses (“CECL”) model on January 1, 2020 and elected to phase in the full effect of CECL on regulatory capital over the five-year transition period. In the first quarter of 2022, the Company began phasing into regulatory capital the cumulative adjustments at the end of the second year of the transition period at 25% per year. At June 30, 2023, the Company and Bank were in compliance with the capital conservation buffer requirement and exceeded the minimum Common Equity Tier 1, Tier 1, and total capital ratios, inclusive of the fully phased-in capital conservation buffer of 7.0%, 8.5%, and 10.5%, respectively, and the Bank qualified as “well capitalized” for purposes of the federal bank regulatory prompt corrective action regulations.

	June 30,	March 31,	June 30,
Capital ratios	2023	2023	2022
Pacific Premier Bancorp, Inc. Consolidated
Tier 1 leverage ratio	10.90%	10.41%	9.90%
Common equity tier 1 capital ratio	14.34	13.54	11.91
Tier 1 capital ratio	14.34	13.54	11.91
Total capital ratio	17.24	16.33	14.41
Tangible common equity ratio (1)	9.59	9.20	8.52

Pacific Premier Bank
Tier 1 leverage ratio	12.15%	11.93%	11.41%
Common equity tier 1 capital ratio	15.99	15.52	13.72
Tier 1 capital ratio	15.99	15.52	13.72
Total capital ratio	17.05	16.55	14.54

Share data
Book value per share	$29.71	$29.58	$29.01
Tangible book value per share (1)	19.79	19.61	18.86
Common equity dividends declared per share	0.33	0.33	0.33
Closing stock price (2)	20.68	24.02	29.24
Shares issued and outstanding	95,906,217	95,714,777	94,976,605
Market capitalization (2)(3)	$1,983,341	$2,299,069	$2,777,116
______________________________
(1) Reconciliations of the non-GAAP measures are set forth at the end of this press release.
(2) As of the last trading day prior to period end.
(3) Dollars in thousands.

Dividend and Stock Repurchase Program

On July 25, 2023, the Company's Board of Directors declared a $0.33 per share dividend, payable on August 14, 2023 to stockholders of record as of August 7, 2023. In January 2021, the Company’s Board of Directors approved a stock repurchase program, which authorized the repurchase of up to 4,725,000 shares of its common stock. During the second quarter of 2023, the Company did not repurchase any shares of common stock.

Subsequent Events

On July 12, 2023, as part of its interest rate sensitivity management, the Company entered into two $150.0 million in notional amount, $300.0 million in aggregate, of pay-fixed and receive-floating interest rate swaps associated with certain fixed rate loans, primarily multifamily and commercial real estate loans, to manage its exposure to changes in fair value on these instruments attributable to changes in the designated SOFR benchmark interest rate. These two interest rate swaps are structured as 15-month and 18-month terms, respectively, and designated as fair value hedges using the portfolio layer method. Under the swap agreement, the Company receives variable-rate interest payments in exchange for making fixed-rate payments over the lives of the contracts without exchanging the notional amounts.

Conference Call and Webcast

The Company will host a conference call at 9:00 a.m. PT / 12:00 p.m. ET on July 27, 2023 to discuss its financial results. Analysts and investors may participate in the question-and-answer session. A live webcast will be available on the Webcasts page of the Company's investor relations website. An archived version of the webcast will be available in the same location shortly after the live call has ended. The conference call can be accessed by telephone at (866) 290-5977 and asking to be joined to the Pacific Premier Bancorp, Inc. conference call. Additionally, a telephone replay will be made available through August 3, 2023, at (877) 344-7529, conference ID 2138296.

About Pacific Premier Bancorp, Inc.

Pacific Premier Bancorp, Inc. (Nasdaq: PPBI) is the parent company of Pacific Premier Bank, a California-based commercial bank focused on serving small, middle-market, and corporate businesses throughout the western United States in major metropolitan markets in California, Washington, Arizona, and Nevada. Founded in 1983, Pacific Premier Bank has grown to become one of the largest banks headquartered in the western region of the United States, with approximately $21 billion in total assets. Pacific Premier Bank provides banking products and services, including deposit accounts, digital banking, and treasury management services, to businesses, professionals, entrepreneurs, real estate investors, and nonprofit organizations. Pacific Premier Bank also offers a wide array of loan products, such as commercial business loans, lines of credit, SBA loans, commercial real estate loans, agribusiness loans, franchise lending, home equity lines of credit, and construction loans. Pacific Premier Bank offers commercial escrow services and facilitates 1031 Exchange transactions through its Commerce Escrow division. Pacific Premier Bank offers clients IRA custodial services through its Pacific Premier Trust division, which has approximately $17 billion of assets under custody and 37,000 client accounts comprised of self-directed investors, financial institutions, capital syndicators, and financial advisors. Additionally, Pacific Premier Bank provides nationwide customized banking solutions to Homeowners’ Associations and Property Management companies. Pacific Premier Bank is an Equal Housing Lender and Member FDIC. For additional information about Pacific Premier Bancorp, Inc. and Pacific Premier Bank, visit our website: www.ppbi.com.

FORWARD-LOOKING STATEMENTS

The statements contained herein that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company including, without limitation, plans, strategies and goals, and statements about the Company’s expectations regarding revenue and asset growth, financial performance and profitability, loan and deposit growth, yields and returns, loan diversification and credit management, stockholder value creation, tax rates, and the impact of acquisitions we have made or may make.

Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. There can be no assurance that future developments affecting the Company will be the same as those anticipated by management. The Company cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. These risks and uncertainties include, but are not limited to, the following: the strength of the United States economy in general and the strength of the local economies in which we conduct operations; the effects of, and changes in, trade, monetary, and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; interest rate, liquidity, economic, market, credit, operational, and inflation risks associated with our business, including the speed and predictability of changes in these risks; our ability to attract and retain deposits and access to other sources of liquidity; business and economic conditions generally and in the financial services industry, nationally and within our current and future geographic markets, including the tight labor market, ineffective management of the U.S. Federal budget or debt, or turbulence or uncertainty in domestic or foreign financial markets; the effect of acquisitions we have made or may make, including, without limitation, the failure to achieve the expected revenue growth and/or expense savings from such acquisitions, and/or the failure to effectively integrate an acquisition target into our operations; the timely development of competitive new products and services and the acceptance of these products and services by new and existing customers; possible impairment charges to goodwill, including any impairment that may result from increased volatility in our stock price; the impact of changes in financial services policies, laws, and regulations, including those concerning taxes, banking, securities, and insurance, and the application thereof by regulatory bodies; compliance risks, including the costs of monitoring, testing, and maintaining compliance with complex laws and regulations; the effectiveness of our risk management framework and quantitative models; the transition away from USD LIBOR and related uncertainty as well as the risk and costs related to our adoption of Secured Overnight Financing Rate (“SOFR”); the effect of changes in accounting policies and practices or accounting standards, as may be adopted from time-to-time by bank regulatory agencies, the U.S. Securities and Exchange Commission (“SEC”), the Public Company Accounting Oversight Board, the Financial Accounting Standards Board or other accounting standards setters; possible credit-related impairments of securities held by us; changes in the level of our nonperforming assets and charge-offs; the impact of governmental efforts to restructure the U.S. financial regulatory system; the impact of recent or future changes in the FDIC insurance assessment rate or the rules and regulations related to the calculation of the FDIC insurance assessment amount, including any special assessments; changes in consumer spending, borrowing, and savings habits; the effects of our lack of a diversified loan portfolio, including the risks of geographic and industry concentrations; the possibility that we may reduce or discontinue the payments of dividends on our common stock; the possibility that we may discontinue, reduce or otherwise limit the level of repurchases of our common stock we may make from time to time pursuant to our stock repurchase program; changes in the financial performance and/or condition of our borrowers; changes in the competitive environment among financial and bank holding companies and other financial service providers; geopolitical conditions, including acts or threats of terrorism, actions taken by the United States or other governments in response to acts or threats of terrorism, and/or military conflicts, including the war between Russia and Ukraine, which could impact business and economic conditions in the United States and abroad; public health crises and pandemics, including with respect to COVID-19, and their effects on the economic and business environments in which we operate, including on our credit quality and business operations, as well as the impact on general economic and financial market conditions; cybersecurity threats and incidents, and related potential costs and risks, including reputation, financial and litigation risks; climate change, including the enhanced regulatory, compliance, credit, and reputational risks and costs; natural disasters, earthquakes, fires, and severe weather; unanticipated regulatory or legal proceedings; and our ability to manage the risks involved in the foregoing. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company's 2022 Annual Report on Form 10-K filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov).

The Company undertakes no obligation to revise or publicly release any revision or update to these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

Contacts:

Pacific Premier Bancorp, Inc.

Steven R. Gardner
Chairman, Chief Executive Officer, and President
(949) 864-8000

Ronald J. Nicolas, Jr.
Senior Executive Vice President and Chief Financial Officer
(949) 864-8000

Matthew J. Lazzaro
Senior Vice President, Director of Investor Relations
(949) 243-1082

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Unaudited)
	June 30,	March 31,	December 31,	September 30,	June 30,
(Dollars in thousands)	2023	2023	2022	2022	2022
ASSETS
Cash and cash equivalents	$1,463,677	$1,424,896	$1,101,249	$739,211	$972,798
Interest-bearing time deposits with financial institutions	1,487	1,734	1,734	1,733	2,216
Investment securities held-to-maturity, at amortized cost, net of allowance for credit losses	1,737,604	1,749,030	1,388,103	1,385,502	1,390,682
Investment securities available-for-sale, at fair value	2,011,791	2,112,852	2,601,013	2,661,079	2,679,070
FHLB, FRB, and other stock	105,369	105,479	119,918	118,778	118,636
Loans held for sale, at lower of amortized cost or fair value	2,184	1,247	2,643	2,163	2,957
Loans held for investment	13,610,282	14,171,784	14,676,298	14,908,811	15,047,608
Allowance for credit losses	(192,333)	(195,388)	(195,651)	(195,549)	(196,075)
Loans held for investment, net	13,417,949	13,976,396	14,480,647	14,713,262	14,851,533
Accrued interest receivable	70,093	69,660	73,784	66,192	66,898
Other real estate owned	270	5,499	—	—	—
Premises and equipment, net	61,527	63,450	64,543	65,651	68,435
Deferred income taxes, net	184,857	177,778	183,602	190,948	163,767
Bank owned life insurance	465,288	462,732	460,010	457,301	454,593
Intangible assets	49,362	52,417	55,588	59,028	62,500
Goodwill	901,312	901,312	901,312	901,312	901,312
Other assets	275,113	257,082	253,871	257,041	258,522
Total assets	$20,747,883	$21,361,564	$21,688,017	$21,619,201	$21,993,919
LIABILITIES
Deposit accounts:
Noninterest-bearing checking	$5,895,975	$6,209,104	$6,306,825	$6,775,465	$6,934,318
Interest-bearing:
Checking	2,759,855	2,871,812	3,119,850	3,605,498	4,149,432
Money market/savings	4,801,288	5,128,857	5,422,607	5,493,988	5,545,230
Retail certificates of deposit	1,366,071	1,257,146	1,086,423	872,421	855,966
Wholesale/brokered certificates of deposit	1,716,686	1,740,891	1,416,696	999,002	599,667
Total interest-bearing	10,643,900	10,998,706	11,045,576	10,970,909	11,150,295
Total deposits	16,539,875	17,207,810	17,352,401	17,746,374	18,084,613
FHLB advances and other borrowings	800,000	800,000	1,000,000	600,000	600,000
Subordinated debentures	331,523	331,364	331,204	331,045	330,886
Accrued expenses and other liabilities	227,351	191,229	206,023	206,386	223,201
Total liabilities	17,898,749	18,530,403	18,889,628	18,883,805	19,238,700
STOCKHOLDERS’ EQUITY
Common stock	937	937	933	933	933
Additional paid-in capital	2,366,639	2,361,830	2,362,663	2,357,731	2,353,361
Retained earnings	757,025	731,123	700,040	657,845	615,943
Accumulated other comprehensive loss	(275,467)	(262,729)	(265,247)	(281,113)	(215,018)
Total stockholders' equity	2,849,134	2,831,161	2,798,389	2,735,396	2,755,219
Total liabilities and stockholders' equity	$20,747,883	$21,361,564	$21,688,017	$21,619,201	$21,993,919

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(Dollars in thousands, except per share data)	2023	2023	2022	2023	2022
INTEREST INCOME
Loans	$182,852	$180,958	$164,455	$363,810	$315,059
Investment securities and other interest-earning assets	42,536	40,385	18,771	82,921	36,713
Total interest income	225,388	221,343	183,226	446,731	351,772
INTEREST EXPENSE
Deposits	53,580	40,234	2,682	93,814	4,355
FHLB advances and other borrowings	7,155	7,938	3,217	15,093	3,691
Subordinated debentures	4,561	4,561	4,562	9,122	9,122
Total interest expense	65,296	52,733	10,461	118,029	17,168
Net interest income before provision for credit losses	160,092	168,610	172,765	328,702	334,604
Provision for credit losses	1,499	3,016	469	4,515	917
Net interest income after provision for credit losses	158,593	165,594	172,296	324,187	333,687
NONINTEREST INCOME
Loan servicing income	493	573	502	1,066	921
Service charges on deposit accounts	2,670	2,629	2,690	5,299	5,305
Other service fee income	315	296	366	611	733
Debit card interchange fee income	914	803	936	1,717	1,772
Earnings on bank owned life insurance	3,487	3,374	3,240	6,861	6,461
Net gain from sales of loans	345	29	1,136	374	2,630
Net gain (loss) from sales of investment securities	—	138	(31)	138	2,103
Trust custodial account fees	9,360	11,025	10,354	20,385	21,933
Escrow and exchange fees	924	1,058	1,827	1,982	3,488
Other income	2,031	1,261	1,173	3,292	2,741
Total noninterest income	20,539	21,186	22,193	41,725	48,087
NONINTEREST EXPENSE
Compensation and benefits	53,424	54,293	57,562	107,717	114,543
Premises and occupancy	11,615	11,742	11,829	23,357	23,781
Data processing	7,488	7,265	6,604	14,753	12,600
Other real estate owned operations, net	8	108	—	116	—
FDIC insurance premiums	2,357	2,425	1,452	4,782	2,848
Legal and professional services	4,716	5,501	4,629	10,217	8,697
Marketing expense	1,879	1,838	1,926	3,717	3,735
Office expense	1,280	1,232	1,252	2,512	2,455
Loan expense	567	646	1,144	1,213	2,278
Deposit expense	9,194	8,436	4,081	17,630	7,832
Amortization of intangible assets	3,055	3,171	3,479	6,226	7,071
Other expense	5,061	4,695	5,016	9,756	10,782
Total noninterest expense	100,644	101,352	98,974	201,996	196,622
Net income before income taxes	78,488	85,428	95,515	163,916	185,152
Income tax expense	20,852	22,866	25,712	43,718	48,445
Net income	$57,636	$62,562	$69,803	$120,198	$136,707
EARNINGS PER SHARE
Basic	$0.60	$0.66	$0.74	$1.26	$1.44
Diluted	$0.60	$0.66	$0.73	$1.26	$1.44
WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	94,166,083	93,857,812	93,765,264	94,012,799	93,633,213
Diluted	94,215,967	94,182,522	94,040,691	94,192,341	93,983,057

SELECTED FINANCIAL DATA

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCES AND YIELD DATA
(Unaudited)

	Three Months Ended
	June 30, 2023			March 31, 2023			June 30, 2022
(Dollars in thousands)	Average Balance	Interest Income/Expense	Average Yield/Cost	Average Balance	Interest Income/Expense	Average Yield/Cost	Average Balance	Interest Income/Expense	Average Yield/Cost
Assets
Interest-earning assets:
Cash and cash equivalents	$1,433,137	$16,600	4.65%	$1,335,611	$13,594	4.13%	$702,663	$1,211	0.69%
Investment securities	3,926,568	25,936	2.64	4,165,681	26,791	2.57	4,254,961	17,560	1.65
Loans receivable, net (1)(2)	13,927,145	182,852	5.27	14,394,775	180,958	5.10	14,919,182	164,455	4.42
Total interest-earning assets	19,286,850	225,388	4.69	19,896,067	221,343	4.51	19,876,806	183,226	3.70
Noninterest-earning assets	1,771,156			1,788,806			1,793,347
Total assets	$21,058,006			$21,684,873			$21,670,153
Liabilities and equity
Interest-bearing deposits:
Interest checking	$2,746,578	$8,659	1.26%	$3,008,712	$5,842	0.79%	$4,055,506	$712	0.07%
Money market	4,644,623	15,644	1.35	4,992,084	13,053	1.06	5,231,464	1,010	0.08
Savings	352,377	102	0.12	453,079	508	0.45	432,586	27	0.03
Retail certificates of deposit	1,286,160	10,306	3.21	1,206,966	7,775	2.61	922,784	607	0.26
Wholesale/brokered certificates of deposit	1,767,970	18,869	4.28	1,443,783	13,056	3.67	80,182	326	1.63
Total interest-bearing deposits	10,797,708	53,580	1.99	11,104,624	40,234	1.47	10,722,522	2,682	0.10
FHLB advances and other borrowings	800,016	7,155	3.59	987,817	7,938	3.26	602,621	3,217	2.14
Subordinated debentures	331,449	4,561	5.50	331,297	4,561	5.51	330,796	4,562	5.52
Total borrowings	1,131,465	11,716	4.15	1,319,114	12,499	3.83	933,417	7,779	3.34
Total interest-bearing liabilities	11,929,173	65,296	2.20	12,423,738	52,733	1.72	11,655,939	10,461	0.36
Noninterest-bearing deposits	6,078,543			6,219,818			7,030,205
Other liabilities	206,929			218,925			219,116
Total liabilities	18,214,645			18,862,481			18,905,260
Stockholders' equity	2,843,361			2,822,392			2,764,893
Total liabilities and equity	$21,058,006			$21,684,873			$21,670,153
Net interest income		$160,092			$168,610			$172,765
Net interest margin (3)			3.33%			3.44%			3.49%
Cost of deposits (4)			1.27			0.94			0.06
Cost of funds (5)			1.45			1.15			0.22
Cost of non-maturity deposits (6)			0.71			0.54			0.04
Ratio of interest-earning assets to interest-bearing liabilities			161.68			160.15			170.53
______________________________
(1) Average balance includes loans held for sale and nonperforming loans and is net of deferred loan origination fees/costs, discounts/premiums, and the basis adjustment of certain loans included in fair value hedging relationships.
(2) Interest income includes net discount accretion of $2.9 million, $2.5 million, and $7.5 million for the three months ended June 30, 2023, March 31, 2023, and June 30, 2022, respectively.
(3) Represents annualized net interest income divided by average interest-earning assets.
(4) Represents annualized interest expense on deposits divided by the sum of average interest-bearing deposits and noninterest-bearing deposits.
(5) Represents annualized total interest expense divided by the sum of average total interest-bearing liabilities and noninterest-bearing deposits.
(6) Reconciliations of the non-GAAP measures are set forth at the end of this press release.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
LOAN PORTFOLIO COMPOSITION
(Unaudited)

	June 30,	March 31,	December 31,	September 30,	June 30,
(Dollars in thousands)	2023	2023	2022	2022	2022
Investor loans secured by real estate
CRE non-owner-occupied	$2,571,246	$2,590,824	$2,660,321	$2,771,272	$2,788,715
Multifamily	5,788,030	5,955,239	6,112,026	6,199,581	6,188,086
Construction and land	428,287	420,079	399,034	373,194	331,734
SBA secured by real estate (1)	38,876	40,669	42,135	42,998	44,199
Total investor loans secured by real estate	8,826,439	9,006,811	9,213,516	9,387,045	9,352,734
Business loans secured by real estate (2)
CRE owner-occupied	2,281,721	2,342,175	2,432,163	2,477,530	2,486,747
Franchise real estate secured	318,539	371,902	378,057	383,468	387,683
SBA secured by real estate (3)	57,084	60,527	61,368	64,002	67,191
Total business loans secured by real estate	2,657,344	2,774,604	2,871,588	2,925,000	2,941,621
Commercial loans (4)
Commercial and industrial	1,744,763	1,967,128	2,160,948	2,164,623	2,295,421
Franchise non-real estate secured	351,944	388,722	404,791	409,773	415,830
SBA non-real estate secured	9,688	10,437	11,100	11,557	11,008
Total commercial loans	2,106,395	2,366,287	2,576,839	2,585,953	2,722,259
Retail loans
Single family residential (5)	70,993	70,913	72,997	75,176	77,951
Consumer	2,241	3,174	3,284	3,761	4,130
Total retail loans	73,234	74,087	76,281	78,937	82,081
Loans held for investment before basis adjustment (6)	13,663,412	14,221,789	14,738,224	14,976,935	15,098,695
Basis adjustment associated with fair value hedge (7)	(53,130)	(50,005)	(61,926)	(68,124)	(51,087)
Loans held for investment	13,610,282	14,171,784	14,676,298	14,908,811	15,047,608
Allowance for credit losses for loans held for investment	(192,333)	(195,388)	(195,651)	(195,549)	(196,075)
Loans held for investment, net	$13,417,949	$13,976,396	$14,480,647	$14,713,262	$14,851,533

Loans held for sale, at lower of cost or fair value	$2,184	$1,247	$2,643	$2,163	$2,957
______________________________
(1) SBA loans that are collateralized by hotel/motel real property.
(2) Loans to businesses that are collateralized by real estate where the operating cash flow of the business is the primary source of repayment.
(3) SBA loans that are collateralized by real property other than hotel/motel real property.
(4) Loans to businesses where the operating cash flow of the business is the primary source of repayment.
(5) Single family residential includes home equity lines of credit, as well as second trust deeds.
(6) Includes unaccreted fair value net purchase discounts of $48.4 million, $52.2 million, $54.8 million, $59.0 million, and $63.6 million as of June 30, 2023, March 31, 2023, December 31, 2022, September 30, 2022, and June 30, 2022, respectively.
(7) Represents the basis adjustment associated with the application of hedge accounting on certain loans.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
ASSET QUALITY INFORMATION
(Unaudited)

	June 30,	March 31,	December 31,	September 30,	June 30,
(Dollars in thousands)	2023	2023	2022	2022	2022
Asset quality
Nonperforming loans	$17,151	$24,872	$30,905	$60,464	$44,445
Other real estate owned	270	5,499	—	—	—
Nonperforming assets	$17,421	$30,371	$30,905	$60,464	$44,445

Total classified assets (1)	$120,216	$166,576	$149,304	$110,143	$106,153
Allowance for credit losses	192,333	195,388	195,651	195,549	196,075
Allowance for credit losses as a percent of total nonperforming loans	1,121%	786%	633%	323%	441%
Nonperforming loans as a percent of loans held for investment	0.13	0.18	0.21	0.41	0.30
Nonperforming assets as a percent of total assets	0.08	0.14	0.14	0.28	0.20
Classified loans to total loans held for investment	0.88	1.14	1.02	0.74	0.71
Classified assets to total assets	0.58	0.78	0.69	0.51	0.48
Net loan charge-offs for the quarter ended	$3,665	$3,284	$3,797	$1,072	$5,245
Net loan charge-offs for the quarter to average total loans	0.03%	0.02%	0.03%	0.01%	0.04%
Allowance for credit losses to loans held for investment (2)	1.41	1.38	1.33	1.31	1.30
Delinquent loans
30 - 59 days	$649	$761	$20,538	$1,484	$6,915
60 - 89 days	31	1,198	185	6,535	—
90+ days	30,271	18,884	22,625	33,238	29,360
Total delinquency	$30,951	$20,843	$43,348	$41,257	$36,275
Delinquency as a percent of loans held for investment	0.23%	0.15%	0.30%	0.28%	0.24%
______________________________
(1) Includes substandard loans and other real estate owned.
(2) At June 30, 2023, 25% of loans held for investment include a fair value net discount of $48.4 million, or 0.35% of loans held for investment. At March 31, 2023, 26% of loans held for investment include a fair value net discount of $52.2 million, or 0.37% of loans held for investment. At December 31, 2022, 26% of loans held for investment include a fair value net discount of $54.8 million, or 0.37% of loans held for investment. At September 30, 2022, 27% of loans held for investment include a fair value net discount of $59.0 million, or 0.39% of loans held for investment. At June 30, 2022, 29% of loans held for investment include a fair value net discount of $63.6 million, or 0.42% of loans held for investment.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
NONACCRUAL LOANS (1)
(Unaudited)

(Dollars in thousands)	Collateral Dependent Loans	ACL	Non-Collateral Dependent Loans	ACL	Total Nonaccrual Loans	Nonaccrual Loans With No ACL
June 30, 2023
Investor loans secured by real estate
CRE non-owner-occupied	$1,566	$—	$—	$—	$1,566	$1,566
SBA secured by real estate (2)	505	—	—	—	505	505
Total investor loans secured by real estate	2,071	—	—	—	2,071	2,071
Business loans secured by real estate (3)
CRE owner-occupied	8,984	—	—	—	8,984	8,984
SBA secured by real estate (4)	1,306	—	—	—	1,306	1,306
Total business loans secured by real estate	10,290	—	—	—	10,290	10,290
Commercial loans (5)
Commercial and industrial	4,235	4,000	—	—	4,235	235
SBA not secured by real estate	555	—	—	—	555	555
Total commercial loans	4,790	4,000	—	—	4,790	790
Totals nonaccrual loans	$17,151	$4,000	$—	$—	$17,151	$13,151
______________________________
(1) The ACL for nonaccrual loans is determined based on a discounted cash flow methodology unless the loan is considered collateral dependent. The ACL for collateral dependent loans is determined based on the estimated fair value of the underlying collateral.
(2) SBA loans that are collateralized by hotel/motel real property.
(3) Loans to businesses that are collateralized by real estate where the operating cash flow of the business is the primary source of repayment.
(4) SBA loans that are collateralized by real property other than hotel/motel real property.
(5) Loans to businesses where the operating cash flow of the business is the primary source of repayment.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
PAST DUE STATUS
(Unaudited)

		Days Past Due
(Dollars in thousands)	Current	30-59	60-89	90+	Total
June 30, 2023
Investor loans secured by real estate
CRE non-owner-occupied	$2,569,680	$—	$—	$1,566	$2,571,246
Multifamily	5,788,030	—	—	—	5,788,030
Construction and land	428,287	—	—	—	428,287
SBA secured by real estate (1)	38,349	527	—	—	38,876
Total investor loans secured by real estate	8,824,346	527	—	1,566	8,826,439
Business loans secured by real estate (2)
CRE owner-occupied	2,276,988	—	—	4,733	2,281,721
Franchise real estate secured	318,539	—	—	—	318,539
SBA secured by real estate (3)	55,778	—	—	1,306	57,084
Total business loans secured by real estate	2,651,305	—	—	6,039	2,657,344
Commercial loans (4)
Commercial and industrial	1,722,499	122	31	22,111	1,744,763
Franchise non-real estate secured	351,944	—	—	—	351,944
SBA not secured by real estate	9,133	—	—	555	9,688
Total commercial loans	2,083,576	122	31	22,666	2,106,395
Retail loans
Single family residential (5)	70,993	—	—	—	70,993
Consumer loans	2,241	—	—	—	2,241
Total retail loans	73,234	—	—	—	73,234
Loans held for investment before basis adjustment (6)	$13,632,461	$649	$31	$30,271	$13,663,412
______________________________
(1) SBA loans that are collateralized by hotel/motel real property.
(2) Loans to businesses that are collateralized by real estate where the operating cash flow of the business is the primary source of repayment.
(3) SBA loans that are collateralized by real property other than hotel/motel real property.
(4) Loans to businesses where the operating cash flow of the business is the primary source of repayment.
(5) Single family residential includes home equity lines of credit, as well as second trust deeds.
(6) Excludes the basis adjustment of $53.1 million to the carrying amount of certain loans included in fair value hedging relationships.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CREDIT RISK GRADES
(Unaudited)

(Dollars in thousands)	Pass	Special Mention	Substandard	Total Gross Loans
June 30, 2023
Investor loans secured by real estate
CRE non-owner-occupied	$2,555,682	$6,417	$9,147	$2,571,246
Multifamily	5,775,486	12,544	—	5,788,030
Construction and land	428,287	—	—	428,287
SBA secured by real estate (1)	30,318	—	8,558	38,876
Total investor loans secured by real estate	8,789,773	18,961	17,705	8,826,439
Business loans secured by real estate (2)
CRE owner-occupied	2,239,451	18,045	24,225	2,281,721
Franchise real estate secured	300,986	12,403	5,150	318,539
SBA secured by real estate (3)	51,427	—	5,657	57,084
Total business loans secured by real estate	2,591,864	30,448	35,032	2,657,344
Commercial loans (4)
Commercial and industrial	1,656,391	39,756	48,616	1,744,763
Franchise non-real estate secured	330,632	3,787	17,525	351,944
SBA not secured by real estate	8,622	—	1,066	9,688
Total commercial loans	1,995,645	43,543	67,207	2,106,395
Retail loans
Single family residential (5)	70,991	—	2	70,993
Consumer loans	2,241	—	—	2,241
Total retail loans	73,232	—	2	73,234
Loans held for investment before basis adjustment (6)	$13,450,514	$92,952	$119,946	$13,663,412
______________________________
(1) SBA loans that are collateralized by hotel/motel real property.
(2) Loans to businesses that are collateralized by real estate where the operating cash flow of the business is the primary source of repayment.
(3) SBA loans that are collateralized by real property other than hotel/motel real property.
(4) Loans to businesses where the operating cash flow of the business is the primary source of repayment.
(5) Single family residential includes home equity lines of credit, as well as second trust deeds.
(6) Excludes the basis adjustment of $53.1 million to the carrying amount of certain loans included in fair value hedging relationships.

GAAP to NON-GAAP RECONCILIATIONS

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
(Unaudited)

The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance. However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for these adjusted measures, this presentation may not be comparable to other similarly titled adjusted measures reported by other companies.

For periods presented below, return on average tangible common equity is a non-GAAP financial measure derived from GAAP-based amounts. We calculate this figure by excluding amortization of intangible assets expense from net income and excluding the average intangible assets and average goodwill from the average stockholders' equity during the periods indicated. Management believes that the exclusion of such items from this financial measure provides useful information to gain an understanding of the operating results of our core business.

	Three Months Ended
	June 30,	March 31,	June 30,
(Dollars in thousands)	2023	2023	2022
Net income	$57,636	$62,562	$69,803
Plus: amortization of intangible assets expense	3,055	3,171	3,479
Less: amortization of intangible assets expense tax adjustment (1)	868	901	993
Net income for average tangible common equity	$59,823	$64,832	$72,289

Average stockholders' equity	$2,843,361	$2,822,392	$2,764,893
Less: average intangible assets	51,180	54,310	64,583
Less: average goodwill	901,312	901,312	901,312
Average tangible common equity	$1,890,869	$1,866,770	$1,798,998

Return on average equity (annualized)	8.11%	8.87%	10.10%
Return on average tangible common equity (annualized)	12.66%	13.89%	16.07%
_____________________________________
(1) Adjusted by statutory tax rate

Pre-provision net revenue is a non-GAAP financial measure derived from GAAP-based amounts. We calculate the pre-provision net revenue by excluding income tax and provision for credit losses from net income. Management believes that the exclusion of such items from this financial measure provides useful information to gain an understanding of the operating results of our core business and a better comparison to the financial results of prior periods.

	Three Months Ended
	June 30,	March 31,	June 30,
(Dollars in thousands)	2023	2023	2022
Interest income	$225,388	$221,343	$183,226
Interest expense	65,296	52,733	10,461
Net interest income	160,092	168,610	172,765
Noninterest income	20,539	21,186	22,193
Revenue	180,631	189,796	194,958
Noninterest expense	100,644	101,352	98,974
Pre-provision net revenue	79,987	88,444	95,984
Pre-provision net revenue (annualized)	$319,948	$353,776	$383,936

Average assets	$21,058,006	$21,684,873	$21,670,153

Pre-provision net revenue to average assets	0.38%	0.41%	0.44%
Pre-provision net revenue to average assets (annualized)	1.52%	1.63%	1.77%

Tangible book value per share and tangible common equity to tangible assets (the “tangible common equity ratio”) are non-GAAP financial measures derived from GAAP-based amounts. We calculate tangible book value per share by dividing tangible common equity by common shares outstanding, as compared to book value per share, which we calculate by dividing common stockholders' equity by shares outstanding. We calculate the tangible common equity ratio by excluding the balance of intangible assets from common stockholders' equity and dividing by tangible assets. We believe that this information is consistent with the treatment by bank regulatory agencies, which excludes intangible assets from the calculation of risk-based capital ratios. Accordingly, we believe that these non-GAAP financial measures provide information that is important to investors and that is useful in understanding our capital position and ratios.

	June 30,	March 31,	December 31,	September 30,	June 30,
(Dollars in thousands, except per share data)	2023	2023	2022	2022	2022
Total stockholders' equity	$2,849,134	$2,831,161	$2,798,389	$2,735,396	$2,755,219
Less: intangible assets	950,674	953,729	956,900	960,340	963,812
Tangible common equity	$1,898,460	$1,877,432	$1,841,489	$1,775,056	$1,791,407

Total assets	$20,747,883	$21,361,564	$21,688,017	$21,619,201	$21,993,919
Less: intangible assets	950,674	953,729	956,900	960,340	963,812
Tangible assets	$19,797,209	$20,407,835	$20,731,117	$20,658,861	$21,030,107

Tangible common equity ratio	9.59%	9.20%	8.88%	8.59%	8.52%

Common shares issued and outstanding	95,906,217	95,714,777	95,021,760	95,016,767	94,976,605

Book value per share	$29.71	$29.58	$29.45	$28.79	$29.01
Less: intangible book value per share	9.91	9.96	10.07	10.11	10.15
Tangible book value per share	$19.79	$19.61	$19.38	$18.68	$18.86

Efficiency ratio is a non-GAAP financial measure derived from GAAP-based amounts. This figure represents the ratio of noninterest expense, less other real estate owned operations and amortization of intangible assets, where applicable, to the sum of net interest income before provision for credit losses and total noninterest income, less net gain (loss) from sales of investment securities and net gain from other real estate owned. Management believes that the exclusion of such items from this financial measure provides useful information to gain an understanding of the operating results of our core business.

	Three Months Ended
	June 30,	March 31,	June 30,
(Dollars in thousands)	2023	2023	2022
Total noninterest expense	$100,644	$101,352	$98,974
Less: amortization of intangible assets	3,055	3,171	3,479
Less: other real estate owned operations, net	8	108	—
Noninterest expense, adjusted	$97,581	$98,073	$95,495

Net interest income before provision for credit losses	$160,092	$168,610	$172,765
Add: total noninterest income	20,539	21,186	22,193
Less: net gain (loss) from sales of investment securities	—	138	(31)
Less: net gain from other real estate owned	106	—	—
Revenue, adjusted	$180,525	$189,658	$194,989

Efficiency ratio	54.1%	51.7%	49.0%

Cost of non-maturity deposits is a non-GAAP financial measure derived from GAAP-based amounts. Cost of non-maturity deposits is calculated as the ratio of non-maturity deposit interest expense to average non-maturity deposits. We calculate non-maturity deposit interest expense by excluding interest expense for all certificates of deposit from total deposit expense, and we calculate average non-maturity deposits by excluding all certificates of deposit from total deposits. Management believes cost of non-maturity deposits is a useful measure to assess the Company's deposit base, including its potential volatility.

	Three Months Ended
	June 30,	March 31,	June 30,
(Dollars in thousands)	2023	2023	2022
Total deposits interest expense	$53,580	$40,234	$2,682
Less: certificates of deposit interest expense	10,306	7,775	607
Less: brokered certificates of deposit interest expense	18,869	13,056	326
Non-maturity deposit expense	$24,405	$19,403	$1,749

Total average deposits	$16,876,251	$17,324,442	$17,752,727
Less: average certificates of deposit	1,286,160	1,206,966	922,784
Less: average brokered certificates of deposit	1,767,970	1,443,783	80,182
Average non-maturity deposits	$13,822,121	$14,673,693	$16,749,761

Cost of non-maturity deposits	0.71%	0.54%	0.04%